Exhibit 23.6

Date: September 27, 2024

To:	Youlife Group Inc. (the “Company”)
Floor4, Willow House, Cricket Square,
Grand Cayman KY1-9010,
Cayman Islands

Dear Sirs/Madams,

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the Company’s registration statement on Form F-4, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Haiwen & Partners /s/
Haiwen & Partners

海问律师事务所HAIWEN & PARTNERS

北京市海问律师事务所

地址：北京市朝阳区东三环中路5号财富金融中心20层（邮编100020）

Address：20/F, Fortune Financial Center, 5 Dong San Huan Central Road, Chaoyang District, Beijing 100020, China

电话(Tel): (+86 10) 8560 6888 传真(Fax)：(+86 10) 8560 6999 www.haiwen-law.com

北京BEIJING丨上海 SHANGHAI丨深圳 SHENZHEN丨香港 HONG KONG丨成都 CHENGDU丨海口 HAIKOU